Exhibit 99.1

Emerald Reports Third Quarter 2021 Financial Results

NEW YORK, N.Y. – November 1, 2021 – Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences, marketing and B2B software solutions, today reported financial results for the third quarter ended September 30, 2021.

Highlights

•	During the third quarter, Emerald successfully traded 32 in-person trade shows, conferences and other events, serving more than 92,000 attendees and 5,200 exhibiting companies
•	Net loss of $9.0 million for the third quarter 2021, compared to net loss of $15.3 million for the third quarter 2020
•

Adjusted EBITDA, a non-GAAP measure, of $9.4 million for the third quarter 2021, compared to negative $3.2 million for the third quarter 2020 (Refer to Schedule 2 for a reconciliation to net income, the most directly comparable GAAP measure)

•	Cash generation increased as bookings for returning events accelerate
•	Emerald ended the third quarter with $303.6 million in cash as compared to the second quarter’s cash balance of $302.8 million
•	The Company bought back 1.2 million shares for an average price of $4.69 per share during the quarter
•

Emerald’s Board of Directors approved an extension and expansion of the Company’s share repurchase program which allows for the repurchase of $20.0 million of the Company’s common stock through December 31, 2022

•

Impact of event cancellations and date postponements on operating income was partially offset by claim payments received under Emerald’s event cancellation insurance policy.  Emerald is actively pursuing the collection of the remaining unpaid amounts of filed insurance claims for its cancelled and impacted 2020 events, in addition to claims for its cancelled and impacted 2021 events

•

To date, Emerald has submitted $167 million and $76.2 million in claims, which represents the net amount of budgeted gross revenues less avoided costs for impacted or cancelled events previously scheduled to take place in 2020 and 2021, respectively

•

Insurance claim payments received to date total $184.3 million, of which $89.1 million was received in 2020; $35.4 million was received during the first nine months of 2021; and $59.8 million was received in October of 2021

Third Quarter 2021 Financial Performance

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020 (as restated)	Change	% Change	2021 (as restated)	2020 (as restated)	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$76.5	$8.5	$68.0	800.0%	$104.4	$115.2	$(10.8)	(9.4%)
Net loss	$(9.0)	$(15.3)	$6.3	41.2%	$(70.8)	$(599.7)	$528.9	88.2%
Net cash provided by (used in) operating activities	$9.6	$(20.1)	$29.7	NM	$36.3	$(42.7)	$79.0	NM
Diluted loss per share	$(0.25)	$(0.31)	$0.06	19.4%	$(1.35)	$(8.49)	$7.14	84.1%

Non-GAAP measures:
Adjusted EBITDA	$9.4	$(3.2)	$12.6	NM	$(6.9)	$53.6	$(60.5)	NM
Free Cash Flow	$7.7	$(20.9)	$28.6	NM	$32.1	$(45.8)	$77.9	NM

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “It’s an exciting time - we returned to live events in the third quarter and  staged 32 events serving more than 92,000 attendees and 5,200 exhibiting companies. Importantly, our exhibitor satisfaction has been very high given the strong attendee turnout with the ratio of attendees to exhibitors increasing by 22% as compared to 2019 levels, on average, across all of our events. This has led to an over 900% increase in average exhibitor net promoter scores (NPS), compared to 2019, which can also be seen in our sales pacings for 2022 which are trending better than our 2021 events. This provides real hope that we are on a path to recovery and we expect our business to begin to return to pre-Covid levels as we look toward the future.  Importantly, we are not standing still.  We are aggressively transforming Emerald through the implementation of a range of initiatives designed to improve our customers’ and employees’ satisfaction, accelerate organic growth, and expand margins.”

David Doft, Emerald’s Chief Financial Officer, added, “We are in a strong position as we ended the third quarter with more than $300 million of cash on our balance sheet and are starting to see the positive dynamics of our business model play out as forward bookings accelerate, driving negative working capital and strong free cash flow generation. Additionally, our business requires relatively little in the way of capital expenditures to maintain our shows and grow which positions our team to strategically allocate capital to our growth initiatives. We continue to evaluate attractive acquisition opportunities following the recent acquisitions of PlumRiver and its Elastic B2B commerce software and Sue Bryce Education, among others, as well as develop new, greenfield events and products as we look to reaccelerate organic sales growth.  We have also been aggressive with our share buyback this quarter having repurchased 1.2 million shares and our Board has expanded our share repurchase capacity.”

COVID-19 Operational and Expected Insurance Recovery Update

Emerald remains focused on the health and safety of its employees and customers. We recently implemented a phased return-to-office practice for our employees, and we actively returned to in-person events beginning in July and continuing through the remainder of 2021.

The rapid spread of COVID-19 and the resulting limitations placed on travel and gatherings have had a material impact on Emerald’s ability to deliver large, in-person experiences which has necessitated substantial show calendar changes. To date, Emerald has cancelled a total of 130 events.  Of the 130 cancelled events, 94 were scheduled to stage in 2020, representing $230.6 million of 2019 revenues, and 36 were scheduled to stage in 2021.  Of the 36 events that were cancelled in 2021, 12 staged in the prior year, representing $75.7 million of 2020 revenues, and 18 were cancelled in both 2020 and 2021, representing $44.8 million of 2019 revenues.

Emerald maintains event cancellation insurance to protect against losses due to the unavoidable cancellation, postponement, relocation and enforced reduced attendance at events due to certain covered causes. Specifically, these causes include event cancellation caused by the outbreak of communicable diseases, including COVID-19. Emerald’s policy provides coverage for the budgeted amount of gross revenues (less avoided costs, plus certain costs relating to the taking of remedial action) for each of the Company’s individual events and conferences occurring within a calendar year. The aggregate limit under this event cancellation insurance policy is approximately $191.1 million in 2020 and $191.4 million in 2021, if losses arise for reasons within the scope of this policy.

In addition to this primary policy, Emerald maintains a separate event cancellation insurance policy for the Surf Expo Summer 2020 and Surf Expo Winter 2021 shows, with respective coverage limits of $6 million and $7.7 million.

The Company has submitted insurance claims for each of its 2020 cancelled shows. For events previously scheduled to take place in 2020, Emerald has submitted approximately $167 million in claims, which represents the net amount of expected gross revenues less avoided costs for cancelled events scheduled to take place in 2020. Insurance claim payments for 2020 events received to date total $141.3 million, of which $89.1 million was received in 2020, and $52.2 million was received in 2021.  The Company has also submitted additional claims of approximately $76 million for events cancelled or otherwise impacted in the first three quarters of 2021.  In October 2021, the Company received an interim payment of $43.0 million allocated to outstanding 2021 event cancellation claims.

Emerald is actively pursuing collection of the remaining unpaid amounts of filed insurance claims for its cancelled 2020 events, in addition to claims for its cancelled 2021 events. On February 22, 2021, the Company filed a complaint in Federal District Court in Orange County, California against its event cancellation insurers under the Company’s 2020 and 2021 event cancellation insurance policy.  The Company believes the insurers have acted in bad faith and failed to timely pay amounts due and owing on submitted claims. Under its complaint, the Company is seeking to enforce its rights under the policies to receive the maximum applicable coverage for the 2020 and 2021 event cancellations, postponements and reductions, and to receive court-ordered payment on all outstanding submissions for 2020 and 2021 events.

While there is no guarantee or assurance as to the outcome of this litigation or the amount or timing of future recoveries from the Company’s event cancellation insurance policies, the Company believes that all events that have been impacted, cancelled or postponed due to COVID-19 to date should qualify as covered losses under the event cancellation insurance policies and that, to date, the insurers have paid less than what is owed under the policies.

Financial & Operational Results, Quarter Ended September 30, 2021

For the third quarter of 2021, Emerald reported revenues of $76.5 million compared to revenues of $8.5 million for the third quarter of 2020, an increase of $68.0 million.  The primary driver of the increase was $60.7 million in revenues related to live events that staged in the third quarter of 2021 but had been cancelled in the prior year due to COVID-19.  When compared to their last in-person edition, revenue for these events was down $87.3 million, or 59.0%.  Organic revenues for the third quarter of 2021 of $12.1 million, decreased $1.6 million, or 11.7%, as compared to the prior year third quarter organic revenues of $13.7 million, due primarily to a $3.3 million, or 46.3%, decline in revenues generated by several events that staged in the first quarter of 2020 but were postponed to the third quarter of 2021 as a result of COVID-19.  On-going international travel restrictions and date postponements related to the pandemic had a significant impact on many of the events that staged during the third quarter of 2021.  These organic declines were offset by higher print and digital advertising revenues as well as several new virtual offerings. The PlumRiver, LLC (“PlumRiver”) and Sue Bryce Education

(“Sue Bryce”) acquisitions, which closed in the fourth quarter of 2020 and second quarter of 2021, respectively, contributed $3.7 million of revenue in the third quarter of 2021.  Discontinued Other Marketing Services business representing $2.1 million of third quarter 2020 revenues also impacted third quarter 2021 results.

The Company recognized a net loss of $9.0 million for the third quarter of 2021 compared to net loss of $15.3 million for the third quarter of 2020. The decrease in loss was primarily attributable to the increase in revenues related to the return of live events in the third quarter of 2021 offset by lower event cancellation insurance claims being confirmed or received during the third quarter of 2021. The Company recorded $1.1 million of Other Income during the third quarter of 2021 as a result of the receipt or confirmation of event cancellation insurance claims proceeds related to events cancelled in the second half of 2020 compared to $16.1 million of Other Income recorded during the third quarter of 2020 as a result of the receipt or confirmation of event cancellation insurance claims proceeds related to events cancelled in the first half of 2020.  In addition, the decrease in net loss was partially offset by a $4.4 million decrease in benefit for income taxes compared to the third quarter of 2020.

For the third quarter of 2021, Adjusted EBITDA was $9.4 million, compared to negative $3.2 million for the third quarter of 2020.  The increase in Adjusted EBITDA of $12.6 million was mainly due to profits generated by the live events that staged during the quarter partially offset by the lower confirmed or received event cancellation insurance claim proceeds described above.  The Company’s Adjusted EBITDA throughout 2021 has been and will continue to be heavily impacted by the timing and receipt of approved claim payments under the Company’s event cancellation insurance policy.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 2 for a reconciliation of Adjusted EBITDA to net loss (discussed in the second and third paragraphs of this section), the most directly comparable GAAP measure.

Cash Flow

Net cash provided by operating activities was $9.6 million in the third quarter of 2021, compared to cash used in operating activities of $20.1 million in the comparable period of the prior year. This improvement largely reflected increased liabilities related to the large number of shows staged during the third quarter of 2021, continued receipt of prepayments for future events, and higher cancellation liabilities for events that were cancelled during the period, partially offset by outflows related to the release of deferred revenues related to the live events that staged during the quarter. Primarily as a result of additional cancellations during the quarter, as of September 30, 2021, cancelled event liabilities increased to $21.2 million as compared to $8.5 million at June 30, 2021.

Capital expenditures were $1.9 million for the third quarter of 2021, compared to $0.8 million for the third quarter of 2020.

Free Cash Flow, which the Company defines as net cash provided by (used in) operating activities less capital expenditures, was an inflow of $7.7 million in the third quarter of 2021, compared to outflow of $20.9 million in the third quarter of 2020.

Emerald ended the third quarter of 2021 with $303.6 million of cash as compared to the second quarter of 2021’s cash balance of $302.8 million.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash (used in) provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Emerald Extends and Expands Share Repurchase Program

Emerald’s Board of Directors approved an extension and expansion of our share repurchase program which allows for the repurchase of $20.0 million of our Common Stock through December 31, 2022.  During the third quarter of 2021 Emerald completed the repurchase of 1,193,861 shares of its common stock, resulting in cash outflow of $5.6 million.  Through the first nine months of 2021, Emerald completed the repurchase of 2,122,964 shares, or 2.9%, of its outstanding common stock, resulting in cash outflow of $10.7 million.  Prior to this expansion, Emerald had $8.7 million remaining available under its prior repurchase authorization.

Restatement of Historical Financial Information

On November 1, 2021, the Company filed a Current Report on Form 8-K announcing that it was restating certain previously issued annual and interim consolidated financial statements to correct a material accounting error related to its redeemable convertible preferred stock. The restatement of these consolidated financial statements will correctly classify the redeemable convertible preferred stock as temporary equity, as opposed to stockholders’ equity, and will correct for the subsequent remeasurement and related effects of the accretion on loss per share attributable to common stockholders.  In connection with such restatement, the Company is also correcting for a previously identified Q1 2020 error that management had concluded was not material to the previously issued consolidated financial statements and had therefore been previously corrected as an immaterial out of period adjustment in Q4 2020. The prior period comparative information included herein has been restated to reflect the impact of these changes.  The Company will effect such restatements of its previously issued consolidated financial statements in upcoming filings that will be completed as soon as practicable.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its third quarter 2021 results at 10:30am EDT on Monday, November 1, 2021.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13724051. The replay will be available until 11:59 pm (Eastern Time) on November 8, 2021.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.  We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charge, (vii) material show scheduling adjustments, and (viii) other items that management believes are not part of our core operations.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 and related variants on our business; our ability to continue staging live events and return our business to pre-COVID levels; our ability to recover insurance proceeds under current policies; the timing of any such recoveries and our ability to obtain similar event cancellation insurance in the future; the outcome of the Company’s litigation against the insurers under the Company’s event cancellation insurance policies; the timing for rescheduled trade show events; and our ability to successfully integrate and grow acquired businesses. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of Loss and Comprehensive Loss

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020 (as restated)	Nine Months Ended September 30, 2021 (as restated)	Nine Months Ended September 30, 2020 (as restated)
Revenues	$76.5	$8.5	$104.4	$115.2
Other income	1.1	16.1	17.5	64.3
Cost of revenues	33.7	4.3	41.3	47.1
Selling, general and administrative expense	38.8	25.6	102.7	88.8
Depreciation and amortization expense	12.2	12.2	36.1	37.2
Goodwill impairment charges	-	-	-	588.2
Intangible asset impairment charges	-	-	-	59.4
Operating income (loss)	(7.1)	(17.5)	(58.2)	(641.2)
Interest expense, net	3.9	4.2	12.0	16.5
Loss before income taxes	(11.0)	(21.7)	(70.2)	(657.7)
(Benefit from) provision for income taxes	(2.0)	(6.4)	0.6	(58.0)
Net loss and comprehensive loss attributable to Emerald Holding, Inc.	$(9.0)	$(15.3)	$(70.8)	$(599.7)
Accretion to redemption value of redeemable preferred stock	(9.0)	(7.0)	(26.3)	(7.1)
Net loss and comprehensive loss attributable to Emerald Holding, Inc. common stockholders	$(18.0)	$(22.3)	$(97.1)	$(606.8)
Basic loss per share	$(0.25)	$(0.31)	$(1.35)	$(8.49)
Diluted loss per share	$(0.25)	$(0.31)	$(1.35)	$(8.49)
Basic weighted average common shares outstanding	71,033	71,484	71,719	71,437
Diluted weighted average common shares outstanding	71,033	71,484	71,719	71,437

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	September 30, 2021	December 31, 2020 (as restated)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$303.6	$295.3
Trade and other receivables, net of allowances of $0.9 million and $1.1 million, as of September 30, 2021 and December 31, 2020, respectively	38.9	30.7
Insurance receivables	-	17.8
Prepaid expenses	9.2	8.5
Total current assets	351.7	352.3
Noncurrent assets
Property and equipment, net	3.8	3.9
Intangible assets, net	248.0	275.0
Goodwill	407.9	404.3
Right-of-use assets	16.3	16.0
Other noncurrent assets	2.4	2.9
Total assets	$1,030.1	$1,054.4
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and other current liabilities	$54.1	$31.1
Cancelled event liabilities	21.6	25.9
Deferred revenues	83.0	48.6
Right-of-use liabilities, current portion	4.5	4.3
Term loan, current portion	5.7	5.7
Total current liabilities	168.9	115.6
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	512.0	515.3
Deferred tax liabilities, net	2.3	1.9
Right-of-use liabilities	14.0	13.4
Other noncurrent liabilities	11.8	13.7
Total liabilities	709.0	659.9
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Redeemable Convertible Participating Preferred stock, $0.01 par value; authorized shares September 30, 2021 and December 31, 2020; 80,000; 71,442 and 71,445 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	424.6	398.3
Stockholders’ deficit
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 70,400 and 72,195 at September 30, 2021 and December 31, 2020, respectively	0.7	0.7
Additional paid-in capital	661.8	690.7
Accumulated deficit	(766.0)	(695.2)
Total stockholders’ deficit	(103.5)	(3.8)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,030.1	$1,054.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2021	2020	$	%	2021	2020	$	%
	(dollars in millions) (unaudited)
Revenues	$76.5	$8.5	$68.0	800.0%	$104.4	$115.2	$(10.8)	(9.4%)
Add (deduct):
Acquisition revenues	(3.7)	-			(9.3)	-
Discontinued events	-	(2.1)			-	(4.8)
COVID-19 prior year cancellations(1)	(60.7)	-			(63.4)	-
COVID-19 current year cancellations(2)	-	-			-	(75.7)
COVID-19 postponements(3)	-	7.3			-	-
Organic revenues	$12.1	$13.7	$(1.6)	(11.7%)	$31.7	$34.7	$(3.0)	(8.6%)

Notes:

(1)	Represents the increase in 2021 revenues as a result of events that staged in the current year and were cancelled due to COVID-19 in the prior year.
(2)

Represents reduction in revenues as a result of the cancellation of certain events in the first, second and third quarters of fiscal 2021 due to COVID-19, compared to all events that staged in the first nine months of 2020.  The Company believes the financial impact, net of costs saved, will be partially offset by event cancellation insurance proceeds from pending claims.

(3)	Represents revenues of certain events that staged in the first quarter of 2020 and were postponed to the third quarter of 2021 as a result of COVID-19.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(dollars in millions) (unaudited)
Net loss	$(9.0)	$(15.3)	$(70.8)	$(599.7)
Add (deduct):
Interest expense	3.9	4.2	12.0	16.5
(Benefit from) income taxes	(2.0)	(6.4)	0.6	(58.0)
Goodwill impairment charge(1)	-	-	-	588.2
Intangible asset impairment charges(2)	-	-	-	59.4
Depreciation and amortization	12.2	12.2	36.1	37.2
Stock-based compensation	2.4	1.5	8.2	4.2
Deferred revenue adjustment	0.3	-	1.4	-
Other items(3)	1.6	0.6	5.6	5.8
Adjusted EBITDA	$9.4	$(3.2)	$(6.9)	$53.6

Notes:

(1)

For the nine months ending September 30, 2021 and 2020, represents non-cash charges of zero and $588.2 million (as corrected), respectively, for goodwill in connection with the Company’s interim testing of goodwill for impairment.

(2)

Intangible asset impairment charges for the nine months ending September 30, 2020 represent non-cash charges of $46.2 million and $13.2 million for certain indefinite-lived intangible assets and certain definite-lived intangible assets, respectively, in connection with the Company’s interim testing of intangibles for impairment.

(3)

Other items for the three months ending September 30, 2021 included: (i) $1.1 million in expense related to the remeasurement of contingent consideration, (ii) $0.4 million in non-recurring legal, audit and consulting fees and (iii) $0.1 million in transition costs in connection with previous acquisitions.  Other items for the three months ending September 30, 2020 included: (i) $0.7 million in non-recurring legal, audit and consulting fees and (ii) $0.2 million in transition costs, offset by (iii) a $0.3 million reduction to expense related to the remeasurement of contingent consideration.  Other items for the nine months ending September 30, 2021 included: (i) $2.6 million in expense related to the remeasurement of contingent consideration, (ii) $2.2 million in non-recurring legal, audit and consulting fees, (iii) $0.4 million in transition costs in connection with previous acquisitions and (iv) $0.4 million in transaction costs in connection with the PlumRiver LLC, EDspaces and Sue Bryce Education acquisitions.  Other items for the nine months ending September 30, 2020 included: (i) $4.6 million in transition costs, including one-time severance expense of $2.8 million, (ii) $1.5 million in non-recurring legal, audit and consulting fees and (iii) $0.4 million in transaction costs in connection with certain acquisition transactions offset by (iv) $0.7 million reduction to expense related to the remeasurement of contingent consideration

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(dollars in millions) (unaudited)
Net Cash Provided by (Used in) Operating Activities	$9.6	$(20.1)	$36.3	$(42.7)
Less:
Capital expenditures	1.9	0.8	4.2	3.1
Free Cash Flow	$7.7	$(20.9)	$32.1	$(45.8)

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO LOSS BEFORE TAXES

	Three Months Ended September 30,		Nine Months Ended Ended September 30,
	2021	2020	2021	2020
	(dollars in millions) (unaudited)
Revenues
Commerce	$40.9	$1.7	$50.5	$52.7
Design and Technology	22.8	5.0	30.5	45.7
All Other	12.8	1.8	23.4	16.8
Total revenues	$76.5	$8.5	$104.4	$115.2

Other Income
Commerce	$1.0	$10.7	$8.3	$45.3
Design and Technology	-	3.1	5.4	16.0
All Other	0.1	2.3	3.8	3.0
Total other income	$1.1	$16.1	$17.5	$64.3

Adjusted EBITDA
Commerce	$19.1	$6.0	$21.9	$55.2
Design and Technology	3.1	1.4	4.0	24.0
All Other	(1.3)	0.2	1.2	3.1
Subtotal Adjusted EBITDA	$20.9	$7.6	$27.1	$82.3

General corporate and other expenses	(11.5)	(10.8)	(34.0)	(28.7)
Interest expense	(3.9)	(4.2)	(12.0)	(16.5)
Goodwill impairment charges	-	-	-	(588.2)
Intangible asset impairment charges	-	-	-	(59.4)
Depreciation and amortization expense	(12.2)	(12.2)	(36.1)	(37.2)
Stock-based compensation expense	(2.4)	(1.5)	(8.2)	(4.2)
Deferred revenue adjustment	(0.3)	-	(1.4)	-
Other items	(1.6)	(0.6)	(5.6)	(5.8)
Loss before taxes	$(11.0)	$(21.7)	$(70.2)	$(657.7)

Schedule 5

Emerald Holding, Inc.

UNAUDITED EVENT CANCELLATION INSURANCE CLAIM ACTIVITY

	Insurance claims submitted	Insurance claims approved and received	Insurance claim proceeds accrued*		Insurance recognized in Other Income
	(dollars in millions) (unaudited)
Year Ended December 31, 2020
2020 events	$166.8	$89.1		$17.9	$107.0

Nine Months Ended September 30, 2021
2020 events	$-	$17.5		$-	$17.5
2021 events	76.2	-		-	-
Total	$76.2	$17.5	$		17.5
Cumulative Total	$243.0	$106.6		$17.9	$124.5
* Includes insurance claims accrued and received in subsequent period